UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 Or 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): October 20, 2003

   Winnebago Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

IOWA (State of Incorporation)	001-06403 (Commission File Number)	42-0802678 (IRS Employer Identification No.)

P.O. BOX 152 Forest City, Iowa 50436 (Address of Principal Executive Offices) (Zip Code) Registrant's telephone number, including area code: 641-585-3535

ITEM 5.    Other Events

        On October 20, 2003, pursuant to an authorization of the Board of Directors of Winnebago Industries, Inc. (the “Company”), the Company agreed to repurchase 1,450,000 shares of its common stock from Hanson Capital Partners, LLC (“HCP”). HCP is a Delaware limited liability company whose members are the Luise V. Hanson Qualified Terminable Interest Property Marital Deduction Trust (the “QTIP Trust”), which has a 34.9 percent membership interest in HCP, and the Luise V. Hanson Revocable Trust, dated September 22, 1984 (the “Revocable Trust”), which has a 65.1 percent membership interest in HCP. John V. Hanson, a director of the Company, Mary Jo Boman, the wife of Gerald E. Boman, a director of the company, Paul D. Hanson and Bessemer Trust Company, N.A. act as co-trustees under the QTIP Trust. Mrs. Luise V. Hanson, who passed away on October 19, 2003, is trustee of the Revocable Trust. Mrs. Hanson is also a controlling person of the Company. Mrs. Hanson is the mother of John V. Hanson, Mary Jo Boman and Paul D. Hanson and the mother-in-law of Gerald E. Boman. The shares were repurchased for an aggregate purchase price of $63,979,075 ($44.1235 per share), plus interest in the approximate amount of $102,000. The agreement to repurchase the shares provides that the purchase price per share is at a 15 percent discount to the closing price on the New York Stock Exchange of $51.91 on October 17, 2003. The Company will utilize its cash on hand and cash becoming available from maturing fixed income securities to pay the purchase price of the stock in three installments (with the final installment to be paid in December 2003) with interest at the rate of 2 percent per annum on the outstanding balance.

        The Company is filing herewith a press release issued on October 20, 2003, as Exhibit 99.1 which is included herein. The press release was issued to report the stock repurchase from HCP following the death of Mrs. Luise V. Hanson.

ITEM 7.    Financial Statements and Exhibits

        The following exhibits are included herein:

        Ex. 99.1   Press Release

SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 21, 2003

By: /s/ Bruce D. Hertzke
Name: Bruce D. Hertzke
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release of Winnebago Industries, Inc. dated October 20, 2003.